EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Matthew J. Foehr Named Chevron Comptroller
Mark A. Humphrey to retire after distinguished career with the company
     SAN RAMON, Calif., Feb.1, 2010 — Chevron Corporation (NYSE: CVX) today named Matthew J. Foehr as corporate vice president and comptroller, effective April 1. Foehr succeeds Mark A. Humphrey, who is retiring from the position after 34 years with the company.
     In his new role, Foehr’s responsibilities will encompass corporate-wide accounting, financial reporting and analysis, and internal controls. Foehr, who is currently vice president of finance for Chevron’s Global Upstream and Gas business, will also oversee Finance Shared Services in his new capacity.
     “Matt’s extensive finance and risk management background across many corporate finance organizations, as well as from our principal upstream and downstream business operations, makes him eminently qualified to become our corporate comptroller,” said John Watson, Chevron’s chairman and chief executive officer.
     Foehr, 52, joined Chevron in 1982 on the company’s MBA Development Program. Since that time, he has advanced through a number of finance positions of increasing responsibility in the corporation’s comptroller, investor relations and treasury departments. Foehr also has held senior finance positions in the company’s upstream exploration and production organization, as well as Chevron’s downstream refining, retail marketing and credit card operations. In 2003, Foehr was appointed vice president of finance for Chevron’s Global Downstream business. He assumed his current role overseeing the Global Upstream and Gas finance function in 2007.
     Commenting on Humphrey, who is retiring from Chevron after a distinguished 34-year career, Watson said, “Mark provided a steady hand during a time of significant regulatory change for corporate finance. He was a central member of our global finance team, and we wish Mark and his family well in his well-deserved retirement.”
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     Humphrey, 57, has been corporate vice president and comptroller since 2005. After joining Chevron as a financial analyst in 1976, he advanced through a number of finance positions of increasing responsibility throughout the corporation. In 1997, he was appointed audit general manager and in 1998 he became vice president of finance for Chevron Products Company. In 1999, he was named general manager of the company’s Finance Shared Services organization.
     Chevron Corporation is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of approximately 62,000 employees who operate across the energy spectrum. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:	Lloyd Avram — 1 925 842 3422